Exhibit 99.1

ROCKY BRANDS, INC.

Company Contact:	Jim McDonald
Chief Financial Officer
(740) 753-1951

Investor Relations:	ICR, Inc.
Brendon Frey
(203) 682-8200

ROCKY BRANDS, INC. ANNOUNCES THIRD QUARTER 2013 RESULTS

Company Signs Definitive Asset Purchase Agreement to Acquire Creative Recreation

NELSONVILLE, Ohio, October 30, 2013 – Rocky Brands, Inc. (NASDAQ: RCKY) today announced financial results for its third quarter ended September 30, 2013.

For the third quarter of 2013, net sales decreased 3.3% to $70.2 million versus net sales of $72.5 million for the third quarter of 2012. The Company reported net income of $2.9 million, or $0.39 per diluted share, for the third quarter of 2013, versus net income of $5.4 million, or $0.72 per diluted share, for the third quarter of 2012.

For the first nine months of 2013, net sales increased 7.7% to $183.3 million versus net sales of $170.3 million in the first nine months of 2012. The Company reported net income of $5.6 million, or $0.74 per diluted share, for the first nine months of 2013, versus net income of $6.3 million, or $0.84 per diluted share, for the first nine months of 2012.

“While consumers continued to respond favorably to many of our new product innovations, particularly in our western business, sales of our branded work, outdoor and commercial military footwear proved to be more challenging than expected,” said David Sharp, President and Chief Executive Officer. “We remain confident that our wholesale, retail, and military operating segment strategies have us well positioned for the future. That said, despite our execution the combination of macroeconomic headwinds and mild fall temperatures has created a difficult selling environment for areas of our business during the second half of 2013. Therefore we think it is prudent to adopt a more conservative sales outlook for the remainder of this year. As in the past, we will continue to rigorously managing expenses while investing strategically in functions critical to delivering long-term growth and profitability.”

Creative Recreation Acquisition

In a separate press release issued today, the Company announced that it has signed a definitive asset purchase agreement with Kommonwealth, Inc. to acquire certain assets including the Creative Recreation trademark, a lifestyle footwear brand best known for its popular crossover between athletic sneakers and dress shoes. The total purchase price will be approximately $11 million, subject to a working capital adjustment. The acquisition, which will be funded by Rocky Brands’ existing cash balances and funds available under the Company’s existing revolving credit facility, is expected to be accretive to earnings in 2014. The acquisition is subject to customary closing conditions and is expected to close in the fourth quarter of 2013.

Third Quarter Review

Net sales for the third quarter decreased 3.3% to $70.2 million compared to $72.5 million a year ago. Wholesale segment sales for the third quarter decreased 8.8% to $57.4 million compared to $62.9 million for the same period in 2012 driven primarily by lower outdoor and commercial military sales, partially offset by higher work and western sales. Retail sales were $9.6 million in both the third quarter of 2013 and 2012. Military segment sales for the third quarter increased to $3.2 million compared to no military sales in the third quarter of 2012.

Gross margin for the third quarter of 2013 was $22.7 million, or 32.4% of sales, compared to $26.2 million, or 36.1% of sales, for the same period last year. The 370 basis point decrease in gross margin was primarily driven by increased military segment sales, which carry lower gross margins than our wholesale and retail segments and lower wholesale gross margin than a year ago resulting from lower margin private label sales.

Selling, general and administrative (SG&A) expenses were $18.3 million, or 26.1% of net sales, for the third quarter of 2013 compared to $18.2 million, or 25.2% of net sales, a year ago. The 90 basis point increase in SG&A as a percent of net sales was driven by lower sales and approximately $100,000 in expenses related to the acquisition of the Creative Recreation trademark.

Income from operations was $4.4 million, or 6.3% of net sales, compared to $7.9 million, or 10.9% of net sales.

The Company`s funded debt increased 1.2% to $42.4 million at September 30, 2013 versus $41.9 million at September 30, 2012.

Inventory increased 8.0% to $78.9 million at September 30, 2013 compared with $73.0 million on the same date a year ago. The inventory increase year over year was attributable to lower than expected sales. The Company remains comfortable with the size and quality of its inventory heading into the fourth quarter.

Conference Call Information

The Company`s conference call to review third quarter fiscal 2013 results will be broadcast live over the internet today, Wednesday, October 30, 2013 at 4:30 pm Eastern Time. The broadcast will be hosted at http://www.rockybrands.com.

About Rocky Brands, Inc.

Rocky Brands, Inc. is a leading designer, manufacturer and marketer of premium quality footwear and apparel marketed under a portfolio of well recognized brand names including Rocky, Georgia Boot, Durango, Lehigh, and the licensed brand Michelin Footwear.

Safe Harbor Language

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Those statements include, but may not be limited to, all statements regarding intent, beliefs, expectations, projections, forecasts, and plans of the Company and its management, and include statements in this press release regarding the proposed acquisition of assets of Kommonwealth, Inc. (paragraph 5). These forward-looking statements involve numerous risks and uncertainties, including, without limitation, whether the proposed acquisition is consummated, the satisfaction of the conditions to closing of the proposed acquisition, the ability to recognize the expected benefits of the acquisition, and the various risks inherent in the Company’s business as set forth in periodic reports filed with the Securities and Exchange Commission, including the Company’s annual report on Form 10-K for the year ended December 31, 2012 (filed March 4, 2013 and amended on March 5, 2013) and quarterly reports on Form 10-Q for the quarters ended March 31, 2013 (filed April 25, 2013) and June 30, 2013 (filed July 29, 2013). One or more of these factors have affected historical results, and could in the future affect the Company’s businesses and financial results in future periods and could cause actual results to differ materially from plans and projections. Therefore there can be no assurance that the forward-looking statements included in this press release will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the Company, or any other person should not regard the inclusion of such information as a representation that the objectives and plans of the Company will be achieved. All forward-looking statements made in this press release are based on information presently available to the management of the Company. The Company assumes no obligation to update any forward-looking statements.

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Rocky Brands, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

	September 30, 2013	December 31, 2012	September 30, 2012
	Unaudited	Audited	Unaudited
ASSETS:

CURRENT ASSETS:
Cash and cash equivalents	$4,580,425	$4,022,579	$3,509,973
Trade receivables – net	60,620,981	44,555,057	60,648,404
Other receivables	358,717	575,984	811,730
Inventories	78,900,140	67,196,245	73,028,601
Deferred income taxes	1,223,479	1,252,030	1,091,657
Prepaid expenses	2,259,419	2,127,726	2,122,697
Total current assets	147,943,161	119,729,621	141,213,062
FIXED ASSETS – net	24,978,962	24,252,465	24,396,719
IDENTIFIED INTANGIBLES	30,511,954	30,498,802	30,485,935
OTHER ASSETS	291,862	363,527	392,565
TOTAL ASSETS	$203,725,939	$174,844,415	$196,488,281

LIABILITIES AND SHAREHOLDERS' EQUITY:

CURRENT LIABILITIES:
Accounts payable	$13,099,826	$9,930,518	$13,366,846
Accrued expenses:
Taxes - other	654,143	704,064	498,437
Income tax payable	1,027,176	335,210	1,676,590
Other	5,326,055	3,324,668	4,822,690
Total current liabilities	20,107,200	14,294,460	20,364,563

LONG TERM DEBT	42,366,415	23,461,340	41,862,634
DEFERRED INCOME TAXES	11,096,260	11,148,333	10,765,962
DEFERRED LIABILITIES	255,906	303,406	406,323

TOTAL LIABILITIES	73,825,781	49,207,539	73,399,482

SHAREHOLDERS' EQUITY:
Common stock, no par value;
25,000,000 shares authorized; issued and outstanding September 30, 2013 - 7,516,448; December 31, 2012 - 7,503,568; September 30, 2012 - 7,503,568	69,862,770	69,694,770	69,694,770
Retained earnings	60,037,388	55,942,106	53,394,029

Total shareholders' equity	129,900,158	125,636,876	123,088,799

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$203,725,939	$174,844,415	$196,488,281

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Rocky Brands, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
NET SALES	$70,176,216	$72,539,400	$183,311,443	$170,273,676

COST OF GOODS SOLD	47,436,546	46,356,820	121,590,516	110,717,388

GROSS MARGIN	22,739,670	26,182,580	61,720,927	59,556,288

SELLING, GENERAL AND
ADMINISTRATIVE EXPENSES	18,341,247	18,244,196	52,947,165	49,879,981

INCOME FROM OPERATIONS	4,398,423	7,938,384	8,773,762	9,676,307

OTHER INCOME AND (EXPENSES):
Interest expense	(200,129)	(192,249)	(476,881)	(467,202)
Other – net	73,484	138,757	73,273	143,038
Total other - net	(126,645)	(53,492)	(403,608)	(324,164)

INCOME BEFORE INCOME TAXES	4,271,778	7,884,892	8,370,154	9,352,143

INCOME TAX EXPENSE	1,337,582	2,517,455	2,771,582	3,045,455

NET INCOME	$2,934,196	$5,367,437	$5,598,572	$6,306,688

INCOME PER SHARE
Basic	$0.39	$0.72	$0.74	$0.84
Diluted	$0.39	$0.72	$0.74	$0.84

WEIGHTED AVERAGE NUMBER OF
COMMON SHARES OUTSTANDING
Basic	7,516,448	7,503,568	7,516,354	7,503,469
Diluted	7,516,448	7,503,568	7,516,354	7,503,469

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